LRI Holdings, Inc., the Parent Company of Logan’s Roadhouse, Inc., Announces Financial Results for the Second Quarter and Year-to-Date Periods of Fiscal Year 2014

Nashville, Tenn. – March 11, 2014 – LRI Holdings, Inc., the parent company of Logan’s Roadhouse, Inc., today announced financial results for the second quarter and year-to-date periods of fiscal year 2014 ended January 26, 2014.

	Thirteen weeks ended		Twenty-six weeks ended
(In thousands)	January 26, 2014	January 27, 2013	January 26, 2014	January 27, 2013
Net sales	$153,061	$160,567	$300,084	$310,825
Net (loss) income	(8,991)	5,515	(21,061)	(4,546)
Adjusted EBITDA	9,802	14,663	16,497	26,724

Selected Highlights for the Second Quarter 2014 Compared to the Second Quarter 2013:

▪	Net sales decreased 4.7% to $153.1 million from $160.6 million.

▪	Comparable restaurant sales decreased 5.3%, average check increased by 2.9%, and customer traffic decreased by 8.0%.

▪	Net loss of $9.0 million compared to net income of $5.5 million.

▪	Adjusted EBITDA decreased 33.2% to $9.8 million from $14.7 million. (*)

Selected Highlights for Year-to-Date 2014 Compared to Year-to-Date 2013:

▪	Net sales decreased 3.5% to $300.1 million from $310.8 million.

▪	Comparable restaurant sales decreased 5.2%, average check increased by 2.1%, and customer traffic decreased by 7.2%.

▪	Net loss of $21.1 million compared to net loss of $4.5 million.

▪	Adjusted EBITDA decreased 38.3% to $16.5 million from $26.7 million. (*)

(*) Please see reconciliation table at the end of this release.
Mike Andres, President, Chief Executive Officer and Chairman, stated “We continue to be focused on building a strong foundation that will provide a platform for long-term sustainable growth.  We recognize that this is and will always be a market share game.  To win share, we must ensure that our operators have the essential components, including better food and beverage, better training and better operating tools and systems that will lead to a superior guest experience at each of our restaurants in each trading area.   We have a strong sense of urgency to deploy these components quickly, however we will also do so prudently.  In the meantime, our results reflect the realities of the challenging competitive environment that we are yet to distinguish ourselves in.”

Additional discussion and analysis of the Company’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the fiscal period ended January 26, 2014. It is available at www.logansroadhouse.com under the investor relations section.

Conference Call
The Company will host a conference call on Thursday, March 13, 2014 at 10:30 a.m. ET to discuss its financial results for the second quarter and year-to-date periods of fiscal year 2014. The conference call will be hosted by Mike Andres, President, Chief Executive Officer, and Chairman, and Amy Bertauski, Chief Financial Officer.

The domestic dial-in number for the call is 877-407-0784, and the international dial-in number is 201-689-8560. Please call approximately 10 minutes in advance to ensure that you are connected prior to the presentation. A telephone replay will be available beginning at 1:30 p.m. ET on Thursday, March 13, 2014 through 11:59 p.m. ET on Thursday, March 20, 2014 and may be accessed by using the domestic replay number 877-870-5176 or the international replay number 858-384-5517; the passcode is 13574873. The archived webcast may be accessed at http://public.viavid.com/index.php?id=107574 and will be available for one year.

About Logan’s Roadhouse

Logan’s opened its first restaurant in 1991 in Lexington, KY, and has grown as an affordable, full-service casual dining steakhouse offering specially seasoned aged steaks and sizzling southern-inspired dishes in a roadhouse atmosphere. Headquartered in Nashville, Tennessee, Logan’s Roadhouse presently runs 233 company-operated and 26 franchised Logan's Roadhouse restaurants in 23 states. LRI Holdings, Inc. is the parent company of Logan’s Roadhouse.

Contact
Investor Relations
InvestorRelations@logansroadhouse.com
(855) 255-2789

LRI HOLDINGS, INC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen weeks ended		Twenty-six weeks ended
(In thousands)	January 26, 2014	January 27, 2013	January 26, 2014	January 27, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net sales	$153,061	$160,567	$300,084	$310,825
Franchise fees and royalties	528	526	1,035	1,038
Total revenues	153,589	161,093	301,119	311,863
Costs and expenses:
Restaurant operating costs:
Cost of goods sold	51,791	53,942	101,795	103,882
Labor and other related expenses	47,247	47,545	93,744	93,251
Occupancy costs	14,215	13,596	27,828	26,364
Other restaurant operating expenses	25,782	26,831	51,272	51,492
Depreciation and amortization	4,961	5,102	10,132	10,414
Pre-opening expenses	20	763	26	1,674
General and administrative	7,540	6,722	14,723	14,043
Restaurant impairment and closing charges	488	701	1,805	701
Total costs and expenses	152,044	155,202	301,325	301,821
Operating income (loss)	1,545	5,891	(206)	10,042
Interest expense, net	10,536	10,112	20,855	20,261
Loss before income taxes	(8,991)	(4,221)	(21,061)	(10,219)
Income tax benefit	—	(9,736)	—	(5,673)
Net (loss) income	$(8,991)	$5,515	$(21,061)	$(4,546)

LRI HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	January 26, 2014	July 28, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$36,350	$23,708
Receivables	10,369	9,583
Inventories	13,783	12,887
Prepaid expenses and other current assets	6,297	4,337
Income taxes receivable	750	432
Total current assets	67,549	50,947
Property and equipment, net	218,452	223,724
Other assets	14,976	16,085
Goodwill	192,590	192,590
Tradename	71,694	71,694
Other intangible assets, net	18,231	19,272
Total assets	$583,492	$574,312
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$19,768	$18,770
Payable to RHI	1,872	1,118
Other current liabilities and accrued expenses	58,627	52,383
Total current liabilities	80,267	72,271
Long-term debt	375,000	355,000
Deferred income taxes	27,745	27,745
Other long-term obligations	45,894	43,649
Total liabilities	528,906	498,665
Stockholder’s equity:
Common stock ($0.01 par value; 100 shares authorized; 1 share issued and outstanding)	—	—
Additional paid-in capital	230,000	230,000
Retained deficit	(175,414)	(154,353)
Total stockholder’s equity	54,586	75,647
Total liabilities and stockholder’s equity	$583,492	$574,312

LRI HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-six weeks ended
(In thousands)	January 26, 2014	January 27, 2013
Cash flows from operating activities:	(unaudited)	(unaudited)
Net loss	$(21,061)	$(4,546)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,132	10,414
Other amortization	1,025	902
Loss on sale/disposal of property and equipment	1,062	543
Amortization of deferred gain on sale and leaseback transactions	(25)	(19)
Impairment charges for long-lived assets	1,805	701
Share-based compensation expense	856	473
Changes in operating assets and liabilities:
Receivables	(786)	(2,611)
Inventories	(1,018)	(216)
Prepaid expenses and other current assets	(1,960)	(783)
Other non-current assets and intangibles	(241)	176
Accounts payable	945	(972)
Payable to RHI	(102)	(16)
Income taxes payable/receivable	(318)	(2,106)
Other current liabilities and accrued expenses	6,244	(772)
Other long-term obligations	2,870	2,359
Net cash (used in) provided by operating activities	(572)	3,527
Cash flows from investing activities:
Purchase of property and equipment	(6,786)	(16,163)
Proceeds from sale and leaseback transactions, net of expenses	—	5,045
Net cash used in investing activities	(6,786)	(11,118)
Cash flows from financing activities:
Payments on revolving credit facility	(4,500)	(12,600)
Borrowings on revolving credit facility	24,500	12,600
Net cash provided by financing activities	20,000	—
Increase (decrease) in cash and cash equivalents	12,642	(7,591)
Cash and cash equivalents, beginning of period	23,708	21,732
Cash and cash equivalents, end of period	$36,350	$14,141

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or the negative thereof or similar terminology. These statements are based on management’s beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Please refer to our Annual Report on Form 10-K for the fiscal year ended July 28, 2013, and other reports that we have filed with the Securities and Exchange Commission, for a discussion of risk factors that may contribute to these differences. Any forward-looking information presented herein is made only as of the date of this supplemental report, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.
Non-GAAP Financial Measures
This press release also contains non-GAAP financial measures such as EBITDA, Adjusted EBITDA, and Adjusted EBITDAR. The Company believes that these measures, together with reconciliations to the most comparable GAAP measure, are helpful to both management and investors in understanding and analyzing financial performance. However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.
To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure is available in this press release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR

The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Thirteen weeks ended		Twenty-six weeks ended
(In thousands)	January 26, 2014	January 27, 2013	January 26, 2014	January 27, 2013
Net (loss) income	$(8,991)	$5,515	$(21,061)	$(4,546)
Interest expense, net	10,536	10,112	20,855	20,261
Income tax benefit	—	(9,736)	—	(5,673)
Depreciation and amortization	4,961	5,102	10,132	10,414
EBITDA	6,506	10,993	9,926	20,456
Adjustments
Sponsor management fees(a)	250	250	500	500
Non-cash asset write-offs:
Restaurant impairment(b)	488	701	1,805	701
Loss on disposal of property and equipment(c)	566	393	1,064	531
Restructuring costs(d)	11	—	(449)	167
Pre-opening expenses (excluding rent)(e)	5	637	7	1,392
Losses on sales of property(f)	—	12	4	13
Non-cash rent adjustment(g)	1,500	1,416	2,301	2,381
Costs related to the Transactions(h)	—	—	—	20
Non-cash stock-based compensation(i)	460	255	856	473
Other adjustments(j)	16	6	483	90
Adjusted EBITDA	9,802	14,663	16,497	26,724
Cash rent expense(k)	10,357	9,906	20,777	19,621
Adjusted EBITDAR	$20,159	$24,569	$37,274	$46,345

(a)	Sponsor management fees consist of fees payable to certain affiliates of Kelso & Company, L.P. (the "Kelso Affiliates") under an advisory agreement.

(b)	Restaurant impairment charges were recorded in connection with the determination that the carrying value of certain of our restaurants exceeded their estimated fair value.

(c)	Loss on disposal of property and equipment consists of the loss on disposal or retirement of assets that are not fully depreciated.

(d)	Restructuring costs include severance, hiring replacement costs and other related charges, including the reversal of any such charges.

(e)	Pre-opening expenses (excluding rent) include expenses directly associated with the opening of a new restaurant.

(f)	We recognize losses in connection with the sale and leaseback of restaurants when the fair value of the property being sold is less than the undepreciated cost of the property.

(g)
Non-cash rent adjustments represent the non-cash rent expense calculated as the difference between GAAP rent expense and amounts payable in cash under the leases during such time period. In measuring our operational performance, we focus on our cash rent payments.

(h)	Costs related to the Transactions include legal, professional and other fees incurred in connection with our acquisition by the Kelso Affiliates and Management Investors (the "Transactions").

(i)	Non-cash stock-based compensation represents compensation expense recognized for time-based stock options issued by Roadhouse Holding Inc.

(j)	Other adjustments include non-recurring expenses and professional fees and ongoing expenses of closed restaurants.

(k)	Cash rent expense represents actual cash payments required under our leases.